Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Fourth Quarter and Full Year 2013 and Declares Special Cash

Dividend of $0.50 per Share

~Announces Quarterly Cash Dividend~

~ Provides 2014 Outlook ~

Centennial, CO – February 20, 2014 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 46.1% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced consolidated results for the fiscal fourth quarter and fiscal year ended December 26, 2013.

Total revenue for the fourth quarter of 2013 increased 5.9% to $122.7 million from $115.9 million for the comparable quarter last year. Advertising revenue for the fourth quarter of 2013 was $108.1 million, an increase of 4.0% compared to $103.9 million for the comparable quarter last year. Fathom Events revenue increased 21.7% to $14.6 million for the fourth quarter of 2013 compared to $12.0 million for the comparable quarter last year. Net income for the fourth quarter of 2013 was $19.0 million, or $0.32 per diluted share compared to a net loss of $0.5 million, or $0.01 per diluted share for the fourth quarter of 2012. Net income for the fourth quarter of 2013 and net loss for the fourth quarter of 2012 both include non-cash and other items, including the gain on the sale of the Fathom business on December 26, 2013. Excluding these unusual items for both years net income would have increased 47.7% to $12.7 million or $0.21 per diluted share for the fourth quarter of 2013 compared to net income of $8.6 million or $0.16 per diluted share for the fourth quarter of 2012. Adjusted OIBDA increased 7.2% to $62.5 million for the fourth quarter of 2013 from $58.3 million for the comparable quarter last year.

Total revenue for the year ended December 26, 2013 increased $14.0 million, or 3.1% to $462.8 million, compared to $448.8 million for the 2012 period. Advertising revenue for the year ended December 26, 2013 was $426.3 million, an increase of 4.1% compared to $409.5 million for the 2012 period. Fathom Events revenue decreased 7.1% to $36.5 million for the year ended December 26, 2013 compared to $39.3 million for the 2012 period. Net income for the year ended December 26, 2013 was $41.2 million, or $0.73 per diluted share, compared to net income of $13.4 million for year ended December 27, 2012, or $0.24 per diluted share. Net income for the years ended December 26, 2013 and December 27, 2012 includes non-cash and other items, including the gain on the sale of the Fathom business on December 26, 2013. Excluding these unusual items for both years net income would have increased 17.6% to $37.4 million or $0.66 per diluted share for the year ended December 26, 2013 compared to net income of $31.8 million or $0.58 per diluted share for the year ended December 27, 2012. For the year ended December 26, 2013, Adjusted OIBDA increased 6.0% to $234.5 million versus $221.2 million for the 2012 period.

The Company announced today that its Board of Directors has authorized the Company’s regular quarterly cash dividend of $0.22 per share of common stock. In addition, the Company’s Board of Directors has authorized a special cash dividend of $0.50 per share of common stock. Both dividends will be paid on March 20, 2014, to stockholders of record on March 6, 2014. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“2013 was another successful year for our Company as we posted record revenue and Adjusted OIBDA and completed the sale of our Fathom division”, said NCM Chairman and CEO Kurt Hall. “We also made great progress on our longer term strategy to broaden our client base, expand our network reach and improve our technology to make our marketing products more competitive as the video advertising marketplace expands with the growth of online and mobile video impressions. While the video advertising marketplace is becoming more competitive, the continued execution of our long term strategy will make our core selling proposition stronger than ever as entertainment programming continues to fragment and ad-skipping technology adoption accelerates.” Mr. Hall concluded, “I was also very pleased that we continued to return cash to shareholders through our regular quarterly dividend and through a substantial special cash dividend that we announced today.”

Adjusted OIBDA, net income and earnings per share excluding non-cash and other items, as well as revenue and Adjusted OIBDA excluding Fathom described below, are non-GAAP measures. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurements.

Supplemental Information

Integration payments due from Cinemark and AMC associated with Rave Theatres for the quarter and year ended December 26, 2013 were $0.7 million and $2.8 million. There were no integration payments during the comparable periods in 2012. The integration payments were recorded as a reduction of an intangible asset.

2014 Outlook

Excluding the results of the Fathom Events division in 2013 that was sold on December 26, 2013, first quarter 2014 revenue is expected to be down 2% to 9% and Adjusted OIBDA is expected to be down 10% to 28% from the first quarter of 2013. The Company expects total revenue in the range of $67.0 million to $72.0 million, compared to total revenue excluding Fathom for the first quarter of 2013 of $73.7 million and Adjusted OIBDA in the range of $20.0 million to $25.0 million compared to Adjusted OIBDA excluding Fathom for the first quarter of 2013 of $27.7 million.

Excluding the results of Fathom Events division for 2013, full year 2014 revenue is expected to be up 1% to 3% and Adjusted OIBDA is expected to range from down 3% to up 2% from the full year 2013. For the full year 2014, the Company expects total revenue in the range of $430.0 million to $440.0 million, compared to total revenue excluding Fathom for the full year of 2013 of $426.3 million and Adjusted OIBDA in the range of $222.0 million to $232.0 million compared to Adjusted OIBDA excluding Fathom for the full year 2013 of $228.0 million.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties February 20, 2014 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, March 6, 2014, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and entering conference ID 13575155.

About National CineMedia, Inc.

National CineMedia (NCM) operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. NCM presents cinema advertising across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 187 Designated Market Areas® (49 of the top 50) and includes over 19,800 screens (approximately 19,000 digital). During 2013, approximately 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. NCM Digital offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 39 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 46.1% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements providing guidance for first quarter and full year 2014 and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8177
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended		Year Ended
	December 26, 2013	December 27, 2012	December 26, 2013	December 27, 2012
REVENUE:
Advertising (including revenue from founding members of $10.0, $9.9, $41.6 and $39.9, respectively)	$108.1	$103.9	$426.3	$409.5
Fathom Events	14.6	12.0	36.5	39.3

Total	122.7	115.9	462.8	448.8

OPERATING EXPENSES:
Advertising operating costs (including $1.0, $1.1, $3.6 and $4.2 to related parties, respectively)	7.3	7.6	29.0	31.3
Fathom Events operating costs (including $2.0, $1.7, $5.3 and $5.9 to founding members, respectively)	10.1	9.0	25.5	29.0
Network costs	4.2	4.5	19.4	19.8
Theatre access fees—founding members	17.0	16.2	69.4	64.5
Selling and marketing costs (including $0.4, $0.3, $1.4 and $1.1 to founding members, respectively)	14.8	14.8	61.5	60.5
Administrative and other costs	6.5	6.9	29.4	31.5
Depreciation and amortization	7.8	5.5	26.6	20.4

Total	67.7	64.5	260.8	257.0

OPERATING INCOME	55.0	51.4	202.0	191.8

NON-OPERATING EXPENSES:
Interest on borrowings	12.7	14.0	51.6	56.7
Interest income	(0.1)	(0.1)	(0.4)	(0.4)
Accretion of interest on the discounted payable to founding members under tax receivable agreement	3.7	(1.1)	13.9	10.0
Change in derivative fair value	—	—	—	(3.0)
Amortization of terminated derivatives	2.5	0.8	10.3	4.0
Impairment of investment	0.8	—	0.8	—
Loss on swap terminations	—	—	—	26.7
Gain on sale of Fathom Events	(25.4)	—	(25.4)	—
Other non-operating expense	—	3.4	1.2	5.8

Total	(5.8)	17.0	52.0	99.8

INCOME BEFORE INCOME TAXES	60.8	34.4	150.0	92.0

Income tax expense	7.2	17.9	20.2	26.7

CONSOLIDATED NET INCOME	53.6	16.5	129.8	65.3
Less: Net income attributable to noncontrolling interests	34.6	17.0	88.6	51.9

NET INCOME (LOSS) ATTRIBUTABLE TO NCM, INC.	$19.0	$(0.5)	$41.2	$13.4

EARNINGS/(LOSS) PER SHARE:
Basic	$0.33	$(0.01)	$0.74	$0.25
Diluted	$0.32	$(0.01)	$0.73	$0.24

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	December 26, 2013	December 27, 2012
Cash, cash equivalents and short term marketable securities	$126.0	$106.6
Receivables, net	120.4	98.5
Property and equipment, net	25.6	25.7
Total assets	1,067.3	810.5
Borrowings	890.0	879.0
Total equity/(deficit)	(146.1)	(356.4)
Total liabilities and equity/(deficit)	$1,067.3	$810.5

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Year Ended
	December 26, 2013	December 27, 2012
Total Screens at Period End (1)(6)	19,878	19,359
Founding Member Screens at Period End (2)(6)	16,562	15,528
Total Digital Screens at Period End (3)(6)	19,054	18,491

	Quarter Ended		Year Ended
(in millions)	December 26, 2013	December 27, 2012	December 26, 2013	December 27, 2012
Total Attendance for Period (4)(6)	165.5	171.2	699.2	690.4
Founding Member Attendance for Period (5)(6)	142.9	142.9	598.4	577.3
Capital Expenditures	$2.4	$2.6	$10.6	$10.4

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Year Ended
	December 26, 2013	December 27, 2012	December 26, 2013	December 27, 2012
Advertising Revenue	$108.1	$103.9	$426.3	$409.5
Total Revenue	$122.7	$115.9	$462.8	$448.8
Operating Income	$55.0	$51.4	$202.0	$191.8

Total Attendance (1)	165.5	171.2	699.2	690.4
Advertising Revenue / Attendee	0.653	0.607	0.610	0.593

OIBDA	$62.8	$56.9	$228.6	$212.2
Adjusted OIBDA	$62.5	$58.3	$234.5	$221.2
Adjusted OIBDA Margin	50.9%	50.3%	50.7%	49.3%

Earnings/(Loss) Per Share – Basic	$0.33	$(0.01)	$0.74	$0.25
Earnings/(Loss) Per Share – Diluted	$0.32	$(0.01)	$0.73	$0.24

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents consolidated net income (loss) plus income tax expense, interest and other costs and depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash share based payment costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that consolidated net income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following tables reconcile consolidated net income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 26, 2013	December 27, 2012	December 26, 2013	December 27, 2012
Consolidated net income	$53.6	$16.5	$129.8	$65.3
Income tax expense	7.2	17.9	20.2	26.7
Interest and other non-operating costs	(5.8)	17.0	52.0	99.8
Depreciation and amortization	7.8	5.5	26.6	20.4

OIBDA	62.8	56.9	228.6	212.2
Share-based compensation costs (1)	(0.3)	1.4	5.9	9.0

Adjusted OIBDA	$62.5	$58.3	$234.5	$221.2

Total revenue	$122.7	$115.9	$462.8	$448.8

Adjusted OIBDA margin	50.9%	50.3%	50.7%	49.3%

Adjusted OIBDA	$62.5	$58.3	$234.5	$221.2
Rave theatres integration payments	0.7	—	2.8	—

Adjusted OIBDA after integration payments	$63.2	$58.3	$237.3	$221.2

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending March 27, 2014		Year Ending January 1, 2015
Consolidated net income	$(6.7)	$(3.3)	$88.8	$94.6
Income tax expense	(2.2)	(1.5)	14.9	16.1
Interest and other	18.6	18.9	75.0	76.0
Depreciation and amortization	7.7	8.1	33.8	34.8

OIBDA	17.4	22.2	212.5	221.5
Share-based compensation costs (1)	2.6	2.8	9.5	10.5

Adjusted OIBDA	20.0	25.0	222.0	232.0

Total revenue	$67.0	$72.0	$430.0	$440.0

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Revenue and Adjusted OIBDA excluding Fathom Events

Revenue excluding Fathom Events and Adjusted OIBDA excluding Fathom Events are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Revenue excluding Fathom Events represents total revenue less revenue of our Fathom Events operating segment which was sold on December 26, 2013. Adjusted OIBDA excluding Fathom Events represents Adjusted OIBDA (defined above) less operating income of our Fathom Events operating segment. These non-GAAP financial measures are used to provide readers a comparison of our outlook in 2014 to our results in 2013 without the Fathom Events operating segment included. The Company believes these are important supplemental measures because they eliminate a portion of our business that was disposed of to highlight trends in its ongoing business that may not otherwise be apparent when relying solely on GAAP financial measures. Revenue excluding Fathom Events and Adjusted OIBDA excluding Fathom Events should not be regarded as an alternative to revenue, operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that revenue and consolidated net income are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles total revenue to revenue excluding Fathom Events for the periods presented (dollars in millions):

	Quarter Ended	Year Ended
	March 28, 2013	December 26, 2013
Revenue	$82.2	$462.8
Fathom Events revenue	(8.5)	(36.5)

Revenue excluding Fathom Events	$73.7	$426.3

The following table reconciles consolidated net income to Adjusted OIBDA excluding Fathom Events for the periods presented (dollars in millions):

	Quarter Ended	Year Ended
	March 28, 2013	December 26, 2013
Consolidated net income	$1.9	$129.8
Income tax expense	0.6	20.2
Interest and other non-operating costs	19.1	52.0
Depreciation and amortization	5.4	26.6
Fathom operating income	(1.4)	(6.5)
Share-based compensation costs (1)	2.1	5.9

Adjusted OIBDA excluding Fathom Events	$27.7	$228.0

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Net Income and Earnings per Share Excluding Non-Cash and Other Items

Net income and earnings per share excluding non-cash and other items are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Net income and earnings per share excluding non-cash and other items are calculated using reported net income and earnings per share and the non-cash and other items shown in the below table. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Net income excluding non-cash and other items should not be regarded as an alternative to net income and should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and earnings per share as reported to net income and earnings per share excluding non-cash and other items for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	Dec. 26, 2013	Dec. 27, 2012	Dec. 26, 2013	Dec. 27, 2012
Net income (loss) as reported	$19.0	$(0.5)	$41.2	$13.4
Adjusting items
Loss on swap terminations	—	—	—	26.7
Write-off of debt issuance costs	—	3.4	1.2	5.8
Impairment of investment	0.8	—	0.8	—
Correction of accretion of interest	—	(5.1)	—	(4.3)
Change in derivative fair value	—	—	—	(3.0)
Amortization of terminated derivatives	2.5	0.8	10.3	4.0
Gain on sale of Fathom Events	(25.4)		(25.4)

Effect of noncontrolling interest (53.9%, 51.4%, 53.7% and 51.4%, respectively)	11.9	(2.2)	7.0	(17.2)
Effect of provision for income taxes (38% effective rate)	3.9	1.2	2.3	(4.6)
Tax adjustments	—	11.0	—	11.0

Total adjusting items	(6.3)	9.1	(3.8)	18.4

Net income excluding adjusting items	$12.7	$8.6	$37.4	$31.8

Weighted Average Shares Outstanding as reported
Basic	58,355,989	54,473,708	56,014,404	54,377,135
Diluted	59,119,150	55,202,174	56,628,457	55,026,771

Weighted Average Shares Outstanding as adjusted
Basic	58,355,989	54,473,708	56,014,404	54,377,135
Diluted	59,119,150	55,202,174	56,628,457	55,026,771

Basic earnings (loss) per share as reported	$0.33	$(0.01)	$0.74	$0.25
Net effect of non-cash and other items	(0.11)	0.17	(0.07)	0.34

Basic earnings per share excluding adjusting items	0.22	0.16	0.67	0.59

Diluted earnings (loss) per share as reported	0.32	(0.01)	0.73	0.24
Net effect of non-cash and other items	(0.11)	0.17	(0.07)	0.34

Diluted earnings per share excluding adjusting items	$0.21	$0.16	$0.66	$0.58